Exhibit 10.48

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of March 9, 2005 (the “Effective Date”) by and between Thomas L. Tullie (“Executive”) and Applied Micro Circuits Corporation (“Employer”).

RECITALS

1.	Executive has been employed by Employer since 1996 and is currently its Chief Operating Officer.

2.	While so employed, Employer granted Executive stock options pursuant to Employer’s stock option plan and applicable agreements. All options previously granted Executive are hereby collectively referred to as the “Stock Options”.

3.	Employer intends to continue to employ Executive, and Executive intends to continue employment with Employer, as set forth herein.

EMPLOYMENT DUTIES

1.	TERM Employer will employ Executive for a period of twelve months after the Effective Date (the “Term”). After the Term, Executive’s employment shall continue on at “at will” basis, meaning that either party may terminate Executive’s employment at any time and for any or no reason.

2.	TITLE Executive shall initially have the title of Chief Operating Officer.

3.	DUTIES. Executive will work exclusively for Employer and shall initially report to Employer’s Chief Executive Officer. Executive shall perform faithfully and to the best of his ability the duties assigned by Employer. Employer may change Executive’s, title, duties, reporting relationship and authority at Employer’s sole discretion.

4.	FULL TIME EMPLOYMENT. Executive’s employment will be on a full-time basis, in accordance with Employer’s standard employment policies as may be amended from time to time. Executive will not engage in other business or render any services, directly or indirectly, to any other person or organization, whether for compensation or otherwise, provided that Executive may (i) provide incidental assistance to family members on matters of family business; and (ii) sit on the boards of organizations in accordance with Employer’s policies and practices.

5.	LOYALTY AND NON-COMPETITION For so long as Executive is employed by Employer, Executive will not engage in any employment, business, or activity that is competitive with the business or proposed business of Employer or its affiliates and will not assist any other person or organization in competing with Employer or its affiliates or in preparing to engage in competition with the business or proposed business of Employer or its affiliates. The provisions of this paragraph shall apply both during normal working hours and at all other times, including without limitation nights, weekends and vacation time, while the Executive is employed by the Employer. Commencing on the Effective Date and ending two years thereafter, Executive shall not solicit or encourage any employee of AMCC or its affiliates to consider going to work or work for any other person or entity.

6.	COMPENSATION Executive shall receive a base salary of $300,000, (“Base Salary”) payable on Employer’s regular payroll dates, less applicable withholdings.

7.	TIME TO EXERCISE VESTED STOCK OPTIONS Executive may exercise his vested non-qualified Stock Options during a period of twenty-four months from the date of termination of his employment (but in any event no later than the expiration of each such option’s full term), in accordance with the applicable stock option plans and agreements. Nothing herein extends Executive’s time to exercise his ISO stock options, which exercise terms remain governed by the applicable plan and agreements, but the provisions set forth herein are in lieu of the provisions set forth in the applicable plans and/or agreements regarding the time period after termination of his employment during which Executive may exercise his non-qualified stock options. Employer makes no representations regarding tax treatment of the Stock Options and Executive acknowledges that Employer has advised Executive to seek independent professional advice regarding the Stock Options.

8.	BENEFITS Executive will be entitled to insurance, vacation and other benefits commensurate with Executive’s position in accordance with Employer’s standard employment policies, as may be amended from time to time.

9.	BONUS. Executive shall be entitled to participate in Employer’s executive bonus plan as approved, and per the guidelines established, by Employer’s compensation committee, less applicable withholdings (“Performance Bonus”). In addition, provided that Executive remains continuously employed during the Term in accordance with the terms and conditions of this Agreement, Executive shall be entitled to a bonus of $300,000, less applicable withholdings (the “Stay Put Bonus”). The Stay Put Bonus shall be paid to Executive within 15 days of the conclusion of the Term.

10.	ADDITIONAL VESTING CREDIT. If Executive remains continuously employed by Employer during the Term in accordance with the terms and conditions of this Agreement, at the conclusion of the Term, Executive shall receive credit for an additional twelve (12) months of service for purposes of vesting with respect to the Stock Options, provided that Executive shall not receive the additional vesting credit set forth herein if the vesting of Executive’s Stock Options is accelerated for any reason during the Term.

11.	TERMINATION

a.	Termination by Employer during the Term. If Employer terminates Executive without Cause (as defined below) during the Term, Executive will receive severance benefits consisting of the following:

i.	A monetary payment equal to the Stay Put Bonus;

ii.	Credit for an additional twelve (12) months of service for purposes of vesting with respect to the Stock Options. For the avoidance of doubt, the credit set forth herein is in lieu of the credit set forth in Section 10, above, and Executive shall not receive the additional vesting credit set forth herein if the vesting of Executive’s Stock Options is accelerated for any reason during the Term.

iii.	Continuation of all medical benefits provided to Executive prior to termination, at the same level at which he had been obtaining such benefits, for a period of three (3) months after termination. At the conclusion of this 3 month period of benefits extension, Executive may enroll and participate in Employer’s Retiree Medical and Dental Plan, in accordance with its then-current terms and conditions at its own expense. Executive understands and agrees that the Employer’s Retiree Medical and Dental Plan’s current terms do not permit continued participation if a enrolled executive becomes employed by another employer.

b.	Termination by Employer for Cause during the Term; by Executive during the Term; or by either party after the Term If Employer terminates Executive for Cause during the Term or for any reason thereafter, or if Executive terminates his employment at any time (whether during the Term or thereafter, and regardless of the reason for such termination), the Company shall pay Executive his earned salary and unused vacation benefits at the rate in effect at the time of termination, and the Employer shall thereafter have no further monetary obligations to the Executive. For the avoidance of doubt, termination by either party after the Term does not limit or modify the Company’s obligations to pay the Stay Put Bonus and to credit Executive for additional vesting pursuant to Section 10.

c.	“Cause” as defined herein means termination for the following reasons: (i) theft, dishonesty or falsification of records of Employer or its affiliates; (ii) improper disclosure of Employer or its affiliates’ confidential information which causes material injury to Employer; (iii) Executive’s failure or inability to perform any reasonable assigned duties after written notice from Employer of, and a reasonable opportunity to cure, such failure or inability; or (iv) Executive’s conviction of any criminal act which impairs his ability to perform his duties as an Executive of Employer; and (v) Executive’s knowing violation of Employer’s rules and policies of employment which causes material injury to Employer.;.

d.	Conditions of Receiving Severance Benefits The benefits set forth above will be paid or accrued to Executive if Executive meets the following conditions: (a) Executive complies with all surviving provisions of confidentiality agreements signed by Executive and (b) Executive executes a full general release, in form acceptable to Employer, releasing all claims, known or unknown, that Executive may have against Employer and its affiliates.

e.	Exclusive Severance Benefits Executive acknowledges that the benefits provided hereunder are in lieu of any other benefits to which Executive may be eligible under any other agreements or Employer’s or its affiliates severance plans or practices.

11.	ARBITRATION Unless otherwise required by applicable law, any dispute arising out of or relating to the employment relationship, termination thereof, or this Agreement shall be resolved by binding arbitration before an arbitrator experienced in employment law. Said arbitration will be conducted in accordance with the rules applicable to employment disputes of Judicial Arbitration and Mediation Services, and the law of California. Employer shall pay any filing fee and the fees and costs of the arbitrator, unless Executive initiates the claim, in which case Executive will contribute an amount equal to the filing fee for a claim initiated in a court of general jurisdiction in California. Arbitration as provided in this Section shall be the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either of us for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law.

12.	INTERPRETATION AND EXCLUSIVE FORUM The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California (excluding any that mandate the use of another jurisdiction’s laws).

13.	ASSIGNMENT This Agreement may not be assigned by Executive. This Agreement may be assigned by Employer to its affiliates or as part of the sale of all or substantially all of its assets or business, after which any reference to “Employer” in this Agreement shall be deemed to be a reference to the affiliate or successor.

14.	VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.	COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

16.	ENTIRE AGREEMENT. All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement, except for the terms of any invention and confidentiality agreements previously executed by Executive and any and all additional rights which Executive has concerning the eligibility for option grants or vesting of Employer stock options, which terms shall survive the execution of this Agreement and remain in full force and effect in accordance with their terms (“Invention and Confidentiality Agreements”), and for any indemnification obligations owed by Employer to Executive as an officer, director, employee or agent of Employer under Employer’s Certificate of Incorporation, bylaws or under applicable law (“Indemnification Obligations”). Except for the terms of these Invention and Confidentiality Agreements and Indemnification Obligations and any and all additional rights which Executive has concerning the eligibility for option grants and vesting of Employer stock options, which remain in full force and effect, this Agreement supercedes all prior or contemporaneous agreements and understandings, oral or written, between Employer and Executive, which agreements and understandings will be no longer in force and effect after the Effective Date and Executive shall have no rights thereunder.

I ACKNOWLEDGE THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN EMPLOYER AND ME RELATING TO THE SUBJECTS COVERED IN THIS AGREEMENT ARE CONTAINED IN IT AND THAT I HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE EMPLOYER OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

I FURTHER ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ALL OF IT, AND THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY PRIVATE LEGAL COUNSEL AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISHED TO DO SO. I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP MY RIGHT TO A JURY TRIAL.

Date: March 9, 2005	/s/ Thomas L. Tullie
Thomas L. Tullie

Applied Micro Circuits Corporation:

Date: March 9, 2005	By:	/s/ David M. Rickey
	Its:	Chairman of the Board, President and Chief Executive Officer